 Exhibit 99.1

Southern First Reports Results for Fourth Quarter of 2013

Greenville, South Carolina, January 28, 2014 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced that net income available to the common shareholders for the fourth quarter of 2013 was $1.2 million, or $0.27 per diluted share, compared to $929 thousand, or $0.21 per diluted share, for the fourth quarter of 2012.  For the year ended December 31, 2013, net income to common shareholders was $4.4 million, or $0.98 per diluted share.  In comparison, net income to common shareholders for the year ended December 31, 2012 was $2.8 million, or $0.64 per diluted share.

2013 Fourth Quarter Highlights

•         Net income to common shareholders increased 34% to $1.2 million during the 4th quarter of 2013 compared to the prior year

•         Net interest margin for the 4th quarter of 2013 increased to 3.71%  compared to 3.66% in 2012

•         Loan balances increased 14% to $737.3 million at December 31, 2013 compared to $645.9 million in 2012

•         Core deposits increased 13% to $482.0 million at December 31, 2013 compared to $427.9 million in 2012

•         Nonperforming assets improved to 1.07% at December 31, 2013 compared to 1.24% in 2012

2014 Strategic Highlight

•         Private placement of $6,175,000 of common stock and $4,057,000 redemption of preferred stock

“2013 was a year of record growth and earnings for Southern First Bank.  I am proud of the performance of our team and the momentum we carry entering into 2014.  We continue to focus on providing our clients with an outstanding level of service and building additional client relationships in each of our markets,” stated Art Seaver, the company’s CEO.

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Earnings ($ in thousands, except per share data):
Net income	$1,439	1,419	1,300	961	1,133
Net income to common shareholder	1,248	1,228	1,109	784	929
Earnings per common share, diluted (1)	0.27	0.27	0.25	0.18	0.21
Total revenue, net of gain/loss on investment securities (2)	8,637	8,418	8,008	7,760	7,677
Net interest margin (tax-equivalent)(3)	3.71%	3.73%	3.70%	3.69%	3.66%
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.07%	1.19%	0.82%	1.07%	1.24%
Net charge-offs as a percentage of average loans (YTD annualized)	0.34%	0.38%	0.43%	0.52%	0.71%
Allowance for loan losses as a percentage of total loans	1.39%	1.39%	1.39%	1.41%	1.41%
Allowance for loan losses as a percentage of nonperforming loans	122.50%	115.54%	172.48%	148.49%	111.32%
Capital Ratios (4):
Total risk-based capital ratio	12.22%	12.48%	12.56%	12.76%	12.88%
Tier 1 risk-based capital ratio	10.96%	11.23%	11.31%	11.51%	11.63%
Leverage ratio	9.13%	9.33%	9.33%	9.46%	9.63%
Common equity tier 1 ratio (5)	7.09%	7.18%	7.16%	7.17%	7.25%
Other ($ in thousands):
Gross loans	$737,267	708,033	687,482	665,244	645,949
Core deposits	481,967	452,970	474,296	460,237	427,936
Total deposits	680,319	607,052	632,072	612,394	576,299
Total assets	890,831	849,890	839,007	821,705	797,998
Average Balances ($ in thousands):
Loans	$725,776	695,524	672,930	657,616	638,198
Deposits	656,063	629,271	614,411	586,904	580,992
Assets	876,583	841,886	829,059	810,197	788,882
Equity	65,992	64,430	64,931	64,683	64,495
(1) Per share amounts for the 2012 period has been restated to reflect the 10% stock dividend in 2013.
(2) Total revenue is the sum of net interest income and noninterest income.
(3) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(4) December 31, 2013 ratios are preliminary.
(5) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

Operating Results

Net interest margin for the fourth quarter of 2013 was 3.71%, compared to 3.73% for the prior quarter, and 3.66% for the fourth quarter of 2012.   The primary driver of the increased net interest margin over the prior year is the $91.3 million growth in loan balances during the past twelve months, combined with the 32 basis point decrease in the cost of our interest bearing liabilities.

During the fourth quarter of 2013, the company recorded total credit costs of $975 thousand compared to $1.2 million during the fourth quarter of 2012.  The $975 thousand in credit costs during the fourth quarter of 2013 related primarily to the $825 thousand provision for loan losses, combined with expenses of $150 thousand related to the sale and management of other real estate owned.  In addition, net loan charge-offs for the fourth quarter were $428 thousand, or 0.23% of average loans on an annual basis, and related primarily to two commercial loans.  Comparatively, the company recorded a loan loss provision of $950 thousand and expenses related to the sale and management of real estate owned of $218 thousand during the fourth quarter of 2012.  For the year ended December 31, 2013, total credit costs were $3.7 million, consisting of a $3.5 million provision for loan losses and expenses of $179 thousand from the sale and management of other real estate owned.  Total credit costs were $5.5 million during the year ended December 31, 2012, which consisted of a $4.6 million provision for loan losses and $939 thousand of net loss from the sale and management of other real estate owned.  The company’s allowance for loan losses was $10.2 million, or 1.39% of loans, at December 31, 2013 which provides approximately 123% coverage of nonaccrual loans, compared to $9.1 million, or 1.41% of loans, at December 31, 2012.

Noninterest income was $987 thousand and $897 thousand for the three months ended December 31, 2013 and 2012, respectively.  For the years ended December 31, 2013 and 2012, noninterest income was $3.8 million.  The increase in noninterest income during the three month period ended December 31, 2013 relates primarily to increases in loan fee income and service fees on deposit accounts.  A significant portion of our loan fee income relates to income derived from mortgage originations which was $272 thousand and $1.1 million for the three and twelve months ended December 31, 2013, respectively.  Comparatively, mortgage origination income was $245 thousand and $911 thousand for the three and twelve months ended December 31, 2012, respectively.

Noninterest expense was $5.8 million and $5.1 million for the three months ended December 31, 2013 and 2012, respectively, and $21.8 million and $19.5 million for the year ended December 31, 2013 and 2012, respectively.  The increase in noninterest expense during the 2013 periods relates primarily to increases in salaries and benefits, occupancy, and data processing and related costs, partially offset by decreases in costs associated with real estate owned and insurance expense.  Noninterest expenses for the 2013 periods include costs associated with our two new retail offices in Columbia and Charleston, South Carolina which were opened in December 2012.

Nonperforming assets decreased to $9.5 million, or 1.07% of total assets, as of December 31, 2013.  Comparatively, nonperforming assets were $9.9 million, or 1.24% of total assets, at December 31, 2012.  Of the $9.5 million in total nonperforming assets as of December 31, 2013, nonperforming loans represent $8.3 million and other real estate owned represents $1.2 million.  Comparatively, of the $9.9 million in total nonperforming assets at December 31, 2012, nonperforming loans represented $8.2 million and other real estate owned represented $1.7 million.  Classified assets improved to 30% of tier 1 capital plus the allowance for loan losses at December 31, 2013, compared to 37% at December 31, 2012.

Gross loans were $737.3 million as of December 31, 2013 compared to $645.9 million at December 31, 2012.  Core deposits, which exclude out-of-market deposits and time deposits of $100,000 or more, increased to $482.0 million at December 31, 2013 compared to $427.9 million at December 31, 2012.

Shareholders’ equity totaled $65.7 million as of December 31, 2013, compared to $64.1 million at December 31, 2012. During 2013, the Company redeemed a total of $1.0 million of its outstanding preferred stock from three of its preferred shareholders.  As of December 31, 2013, the Company’s capital ratios continue to exceed the regulatory requirements for a “well capitalized” institution.

On January 27, 2014, the company issued a total of 475,000 shares of its common stock at $13.00 per share (the “Private Placement”).  Immediately following the consummation of the Private Placement, the company redeemed 4,057 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series T at redemption price of $1,000 per share, or par.  The remaining proceeds will be retained by the company to pay related transaction fees and expenses and for general corporate purposes.

Financial Highlights - Unaudited

	Quarter Ended		4th Qtr	Twelve Months Ended		YTD
	December 31		2013-2012	December 31		2013 - 2012
(in thousands, except earnings per share)	2013	2012	% Change	2013	2012	% Change
Earnings Summary
Interest income	$9,363	8,817	6.2%	36,118	34,698	4.1%
Interest expense	1,714	2,037	(15.9)%	7,097	8,702	(18.4)%
Net interest income	7,649	6,780	12.8%	29,021	25,996	11.6%
Provision for loan losses	825	950	(13.2)%	3,475	4,550	(23.6)%
Noninterest income	987	897	10.0%	3,802	3,762	1.1%
Noninterest expense	5,771	5,053	14.2%	21,812	19,513	11.8%
Income before provision for income taxes	2,040	1,674	21.9%	7,536	5,695	32.3%
Income tax expense	601	541	11.1%	2,416	1,833	31.8%
Net income	1,439	1,133	27.0%	5,120	3,862	32.6%
Preferred stock dividends	191	204	(6.4)%	771	840	(8.2)%
Discount accretion	-	-	-	-	360	n/m
Redemption of preferred stock	-	-	-	20	96	(79.2)%
Net income available to common shareholders	$1,248	929	34.3%	4,369	2,758	58.4%

Basic weighted average common shares (6)	4,317	4,241	1.8%	4,280	4,230	1.2%
Diluted weighted average common shares (6)	4,551	4,305	5.7%	4,459	4,340	2.7%

Earnings per common share - Basic (6)	$0.29	0.22	31.8%	1.02	0.65	56.9%
Earnings per common share - Diluted (6)	0.27	0.22	22.7%	0.98	0.64	53.1%

	Quarter Ended		4th Qtr	Quarter Ended
	December 31		2013-2012	September 30	June 30	March 31
	2013	2012	% Change	2013	2013	2013
Balance Sheet Highlights
Assets	$890,831	797,998	11.6%	849,890	839,007	821,705
Investment securities	73,556	86,016	(14.50)%	77,636	75,599	82,708
Loans	737,267	645,949	14.1%	708,033	687,482	665,244
Allowance for loan losses	10,213	9,091	12.3%	9,816	9,561	9,367
Other real estate owned	1,198	1,719	(30.3)%	1,579	1,310	2,522
Noninterest bearing deposits	101,971	80,880	26.1%	94,588	94,079	86,377
Interest bearing deposits	578,348	495,419	16.7%	512,464	537,993	526,017
Total deposits	680,319	576,299	18.0%	607,052	632,072	612,394
Other borrowings	124,100	137,290	(9.6)%	157,655	124,100	124,100
Junior subordinated debentures	13,403	13,403	0.0%	13,403	13,403	13,403
Preferred stock	15,299	16,299	(6.1)%	15,299	15,299	15,799
Total shareholders’ equity	65,665	64,125	2.4%	64,776	63,562	64,426
Common Stock
Book value per common share (6)	$11.66	11.26	3.6%	11.47	11.30	11.39
Stock price (6):
High	13.98	9.00	55.3%	13.63	11.35	11.26
Low	12.81	7.96	60.9%	10.80	10.28	8.41
Period end	13.28	8.45	57.2%	13.20	10.99	10.45
Common shares outstanding (6)	4,320	4,247	1.7%	4,313	4,269	4,268
Other
Return on average assets (7)	0.65%	0.57%	14.0%	0.67%	0.63%	0.48%
Return on average equity (7)	8.65%	6.99%	23.7%	8.74%	8.03%	6.03%
Loans to deposits	108.37%	112.09%	(3.3)%	116.63%	108.77%	108.63%
Efficiency ratio (8)	65.09%	62.98%	3.4%	65.16%	66.37%	67.14%
Team members	140	125	12.0%	138	134	131
(6) Shares and per share amounts for the 2012 period have been restated to reflect the 10% stock dividend in 2013.
(7 Annualized based on quarterly net income.
(8) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

Asset quality measures - Unaudited

			4th Qtr	Quarter Ended
	December 31		2013-2012	September 30	June 30	March 31
(dollars in thousands)	2013	2012	% Change	2013	2013	2013
Nonperforming Assets
Commercial
Owner occupied RE	$1,199	155	673.5%	276	292	294
Non-owner occupied RE	373	1,255	(70.3)%	424	568	1,215
Construction	914	1,006	(9.1)%	938	938	1,006
Commercial business	712	202	252.5%	859	490	202
Consumer
Real estate	76	119	(36.1)%	188	171	116
Home equity	77	577	(86.7)%	274	491	575
Construction	-	-	-	-	-	-
Other	3	44	(93.2)%	4	-	-
Nonaccruing troubled debt restructurings	4,983	4,809	3.6%	5,533	2,594	2,900
Total nonaccrual loans	8,337	8,167	2.1%	8,496	5,544	6,308
Other real estate owned	1,198	1,719	(30.3)%	1,579	1,310	2,522
Total nonperforming assets	$9,535	9,886	(3.6)%	10,075	6,854	8,830
Nonperforming assets as a percentage of:
Total assets	1.07%	1.24%	(13.7)%	1.19%	0.82%	1.07%
Total loans	1.28%	1.53%	(16.3)%	1.42%	1.00%	1.33%
Accruing troubled debt restructurings	$8,045	9,421	(14.6)%	6,953	9,833	8,997

	Quarter Ended		4th Qtr	Twelve Months Ended		YTD
	December 31		2013-2012	December 31		2013 – 2012
	2013	2012	Change	2013	2012	% Change
Allowance for Loan Losses
Balance, beginning of period	$9,816	9,254	6.1%	9,091	8,925	1.9%
Loans charged-off	(444)	(1,214)	(63.4)%	(2,478)	(4,505)	(45.0)%
Recoveries of loans previously charged-off	16	101	(84.2)%	125	121	3.3%
Net loans charged-off	(428)	(1,113)	(61.5)%	(2,353)	(4,384)	(46.3)%
Provision for loan losses	825	950	(13.2)%	3,475	4,550	(23.6)%
Balance, end of period	$10,213	9,091	12.3%	10,213	9,091	12.3%
Allowance for loan losses to gross loans	1.39%	1.41%	(1.4)%	1.39%	1.41%	(1.4)%
Allowance for loan losses to nonaccrual loans	122.50%	111.32%	10.0%	122.50%	111.32%	10.0%
Net charge-offs to average loans (annualized)	0.23%	0.69%	(66.7)%	0.34%	0.71%	(52.1)%

AVERAGE YIELD/RATE - Unaudited
	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
	Yield/Rate(9)
Interest-earning assets
Federal funds sold	0.25%	0.28%	0.25%	0.24%	0.27%
Investment securities, taxable	2.45%	2.18%	1.95%	2.06%	2.33%
Investment securities, nontaxable	4.18%	4.25%	4.10%	4.07%	4.19%
Loans	4.85%	4.93%	5.04%	5.10%	5.18%
Total interest-earning assets	4.53%	4.60%	4.61%	4.68%	4.75%
Interest-bearing liabilities
NOW accounts	0.21%	0.22%	0.26%	0.31%	0.45%
Savings & money market	0.30%	0.34%	0.33%	0.28%	0.37%
Time deposits	0.73%	0.81%	0.91%	1.09%	1.15%
Total interest-bearing deposits	0.47%	0.50%	0.55%	0.65%	0.76%
Note payable and other borrowings	2.87%	3.03%	2.99%	2.85%	3.23%
Junior subordinated debentures	2.40%	2.43%	2.60%	2.60%	2.64%
Total interest-bearing liabilities	0.97%	1.02%	1.07%	1.16%	1.29%
Net interest spread	3.56%	3.58%	3.54%	3.52%	3.46%
Net interest income (tax equivalent) / margin	3.71%	3.73%	3.70%	3.69%	3.66%
(9) Annualized for the respective three month period.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, the 8th largest bank headquartered in South Carolina.  Since 1999 Southern First Bancshares has been providing financial services and now operates in eight locations in the Greenville, Columbia, and Charleston markets of South Carolina.  Southern First Bancshares has assets of approximately $890 million and its common stock is traded in the NASDAQ Global Market under the symbol SFST.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

FINANCIAL CONTACT: MIKE DOWLING  864-679-9070

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com